EXHIBIT 99.1

January 19, 2006

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares

Common Stock Dividends

LOUISVILLE, KY – Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, declared a cash dividend of $0.088 per share of Class A Common Stock and $0.08 per share on Class B Common Stock, payable April 21, 2006 to shareholders of record as of March 17, 2006.

Republic Bancorp, Inc. (Republic), has 34 banking centers, and is the parent company of: Republic Bank & Trust Company with 32 banking centers in eight Kentucky communities – Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville and Republic Bank & Trust Company of Indiana with two banking centers in Jeffersonville and New Albany, Indiana. Republic Bank & Trust Company operates a loan production office in Fort Wright, Kentucky, two Republic Finance offices in Louisville, as well as Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has $2.7 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.